Exhibit 10.1

TERMINATION AGREEMENT

by and between

HUNT INVESTMENT MANAGEMENT, LLC

and

MMA CAPITAL HOLDINGS, INC.

Dated as of  May 24, 2021

TABLE OF CONTENTS

Page
Article I Definitions	1

Section 1.1	Definitions	1
Section 1.2	Interpretive Provisions	3

Article II Termination and Release	5

Section 2.1	Termination of Management Agreement; Termination Fee	5
Section 2.2	HIM Release	5
Section 2.3	MMAC Release	6
Section 2.4	Covenant Not to Sue	6

Article III COVENANTS	6

Section 3.1	Further Assurances	6
Section 3.2	Confidentiality	6
Section 3.3	Public Announcements	7

Article IV Representations and warranties of HIM	7

Section 4.1	Organization and Qualification of HIM	7
Section 4.2	Authority of HIM and Enforceability	7
Section 4.3	Non-Contravention	8
Section 4.4	Legal Proceedings; Indemnification Claims	8
Section 4.5	Brokers	8

Article V Representations and warranties of MMAC	9

Section 5.1	Organization and Qualification of MMAC	9
Section 5.2	Authority of MMAC and Enforceability	9
Section 5.3	Non-Contravention	9
Section 5.4	Legal Proceedings	9
Section 5.5	Brokers	9

Article VI Miscellaneous	10

Section 6.1	Expenses	10
Section 6.2	Notices	10
Section 6.3	Headings	10
Section 6.4	Severability	10
Section 6.5	Entire Agreement	11
Section 6.6	Schedules and Exhibits	11

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ii

TERMINATION AGREEMENT

This TERMINATION AGREEMENT, dated as of  May 24, 2021 (this “Agreement”), is made and entered into on May 24, 2021, by and between Hunt Investment Management, LLC, a Delaware limited liability company (“HIM”), and MMA Capital Holdings, Inc., a Delaware corporation (f/k/a MMA Capital Management, LLC) (“MMAC”).

RECITALS

WHEREAS, HIM and MMAC are party to that certain Management Agreement, dated as of January 8, 2018 (as amended on February 7, 2019) (the “Management Agreement”), by and between HIM and MMAC, pursuant to which HIM provides external management and other advisory services to MMAC (the “Business”);

WHEREAS, concurrently herewith, FP Acquisition Parent, LLC, Delaware limited liability company (“Parent”), has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Parent, FP Acquisition Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and MMAC, pursuant to which Merger Sub will merge with and into MMAC (the “Merger”), with Merger Sub surviving the merger as a subsidiary of Parent (the “FA Transaction”);

WHEREAS, the consummation of the FA Transaction will result in HIM’s right to terminate the Management Agreement in accordance with its terms (the “Termination”);

WHEREAS, MMAC acknowledges that such Termination will trigger the payment of a Termination Fee (as such term is defined in the Management Agreement) and desires to agree with HIM upon the amount and manner of payment thereof, among other terms of their separation; and

WHEREAS, this Agreement shall become effective on the date on which the transactions contemplated by the Merger Agreement are consummated (the “Effective Date”); provided, that if the Merger Agreement is validly terminated according to its terms, this Agreement shall be of no force and effect and shall be considered null and void ab initio.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I
Definitions

Section 1.1            Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Action” means any action, cause of action, claim, demand, arbitration, hearing, charge, complaint, examination, indictment, litigation, suit, inquiry, audit, notice of violation, proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Announcement” has the meaning set forth in Section 3.3.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, right, instrument, promise, undertaking, commitment or other binding arrangement or understanding (in each case, whether written or oral).

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) general principles of equity.

“FA Transaction” has the meaning set forth in the recitals.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HIM” has the meaning set forth in the preamble.

“HIM’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Paul Donnelly, Kara Harchuck, Chris Hunt and Daniel Singer, after due inquiry.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means any liability, obligation, debt or commitment of whatever kind or nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated and whether due or to become due or otherwise) regardless of when arising.

“Management Agreement” has the meaning set forth in the recitals.

“MMAC” has the meaning set forth in the preamble.

“MMAC’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any of Gary Mentesana or David Bjarnason, in each case, after due inquiry.

“MMAC Merger Expenses” has the meaning set forth in Section 2.1(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, trustees, control persons, partners, stockholders, equity holders, members, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Taxes” means (a) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever; (b) any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; and (c) any Liability in respect of the items described in clauses (a) and (b) payable by reason of successor, transferee or other Liability, operation of law, Treasury Regulations under section 1502 of the Code, or by contract, indemnity or otherwise.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 1.2            Interpretive Provisions. Unless the express context otherwise requires:

(a)               the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)               words defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)               the words “Dollars” and “$” mean U.S. dollars;

(d)              references herein to a specific Article, Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Articles, Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement or the Disclosure Schedules or Exhibits attached hereto;

(e)              wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)                references herein to any gender shall include each other gender;

(g)              references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)              references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)                with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j)                the word “or” shall be disjunctive but not exclusive;

(k)               references herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder;

(l)                references herein to any Contract, instrument or other document mean such Contract, instrument or document as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule; and

(m)              any reference to “ordinary course of business” will be interpreted to mean “ordinary course of business consistent with past practice.”

Article II
Termination and Release

Section 2.1            Termination of Management Agreement; Termination Fee.

(a)               HIM and MMAC hereby irrevocably agree that, subject to the terms and conditions set forth herein, (i) effective as of the Effective Date, the Management Agreement (including any provision of the Management Agreement that purports to survive termination of the Management Agreement) shall terminate automatically in its entirety and all rights, duties, liabilities and obligations associated with or arising under the Management Agreement shall automatically terminate and be cancelled in their entirety, without any further action required by any party thereto, and have no further force or effect; provided, however, that MMAC and HIM hereby agree that Sections 7 (Expenses of the Company) (provided that Section 7 of the Management Agreement shall only survive with respect to MMAC’s obligation to reimburse HIM and its Affiliates for third-party (unaffiliated) expenses incurred on behalf of MMAC and subsidiaries in connection with the Business through the Effective Date in the ordinary course of business consistent with past practice (other than with respect to expenses of MMAC and its subsidiaries incurred in connection with the transactions contemplated by the Merger Agreement (collectively, “MMAC Merger Expenses), which MMAC Merger Expenses HIM shall use commercially reasonable efforts to run directly through MMAC and its subsidiaries) in accordance with the terms of the Management Agreement or the Merger Agreement, but which third-party expenses are billed to HIM or its Affiliates after the Closing and to the extent none of HIM or its Affiliates has actually received reimbursement for such expenses from an unaffiliated third party), 8 (Limits of the Manager’s Responsibility; Indemnification), 13 (Action Upon Termination), 14 (Release of Money or Other Property Upon Written Request), 16(e) (GOVERNING LAW) and 16(f) (WAIVER OF JURY TRIAL) of the Management Agreement shall survive the Termination in accordance with the terms of the Management Agreement (the “Surviving Provisions”).

(b)               On the Effective Date, MMAC shall pay to HIM (i) an amount in cash equal to all unpaid fees and reimbursements that were accrued in connection with HIM’s management of the Business through such date in the ordinary course of business consistent with past practice (other than with respect to MMAC Merger Expenses) in accordance with the terms of the Management Agreement or the Merger Agreement and that are required to be paid under the Management Agreement through the Effective Date, and (ii) the Termination Fee, which, notwithstanding the terms of the Management Agreement, the parties hereto agree shall be comprised of (A) an amount in cash equal to $16,500,000 and (B) the assignment by MMAC to HIM of those assets set forth on Exhibit B hereto (the “Assigned Assets”), which assigned assets the parties hereto agree have a value of $3,900,000. For the avoidance of doubt, all accrued and unpaid fees and reimbursements required to be paid under the Management Agreement through the date hereof equal $1,303,563 in the aggregate, it being understood that additional fees and reimbursements required to be paid under the Management Agreement may be accrued between the date hereof and the Effective Date in connection with HIM’s management of the Business in the ordinary course of business consistent with past practice (other than with respect to MMAC Merger Expenses) in accordance with the terms of the Management Agreement or the Merger Agreement, and that such additional fees and reimbursement will be required to be paid pursuant to Section 2.1(a).

(c)               On the Effective Date, MMAC shall enter into an Assignment and Assumption Agreement in the form attached hereto as Exhibit C with HIM pursuant to which MMAC shall assign and convey to HIM, and HIM shall accept from MMAC, the Assigned Assets (the “Assignment Agreement”).

Section 2.2            HIM Release. Upon receipt of the payments specified in Section 2.1(b) and upon entry into the Assignment Agreement, HIM, on behalf of itself and its controlled Affiliates and its and their respective successors and assigns hereby releases, acquits and forever discharges MMAC and each of its Affiliates and its and their respective stockholders, members, directors, officers, employees, agents, advisors, shareholders, members, partners, managers, directors, officers and employees, in their capacities as such, and each of its and their respective successors and assigns from any and all claims, demands, damages, Actions, causes of action, rights, costs, losses, Liabilities, expenses, compensation or suits in equity, of whatsoever kind or nature, known or unknown, occurring or arising at any time through and including the Effective Date with respect to the Management Agreement; provided, however, that the release included in this Section 2.2 shall not include the right to enforce the Surviving Provisions against MMAC (including, without limitation, the right to assert any affirmative defenses, indemnity claims under Section 8 of the Management Agreement (subject to the terms of this Agreement) or counterclaims, in each case, in connection with any claim brought against HIM or its Affiliates relating to the Management Agreement, whether occurring or arising at, prior to or after the Effective Date) (the “HIM Excluded Matters”).

Section 2.3            MMAC Release. Upon entry into the Assignment Agreement and the closing of the FA Transaction, MMAC, on behalf of itself and its controlled Affiliates and its and their respective successors and assigns hereby releases, acquits and forever discharges HIM and each of its Affiliates and its and their respective stockholders, members, directors, officers, employees, agents, advisors, shareholders, members, partners, managers, directors, officers and employees, in their capacities as such, and each of its and their respective successors and assigns from any and all claims, demands, damages, Actions, causes of action, rights, costs, losses, Liabilities, expenses, compensation or suits in equity, of whatsoever kind or nature, known or unknown, occurring or arising at any time through and including the Effective Date with respect to the Management Agreement; provided, however, that the release included in this Section 2.3 shall not include the right to enforce the Surviving Provisions (including, without limitation, the right to assert any affirmative defenses, indemnity claims under Section 8 of the Management Agreement (subject to the terms of this Agreement) or counterclaims, in each case, in connection with any claim brought against MMAC or its Affiliates relating to the Management Agreement, whether occurring or arising at, prior to or after the Effective Date) (the “MMAC Excluded Matters”).

Section 2.4            Covenant Not to Sue. Other than any Action or proceeding to enforce the terms of this Agreement or relating to, as applicable, the HIM Excluded Matters or the MMAC Excluded Matters, HIM and MMAC hereby agree not to encourage, solicit, initiate, institute, commence, continue, file, or otherwise prosecute, directly or indirectly, or through third parties, any lawsuit, Action, claim, demand, or legal proceeding, for or arising out of or relating to the Management Agreement.

Article III
COVENANTS

Section 3.1            Further Assurances. From and after the Termination, each of the parties hereto shall, and shall cause its controlled Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof.

Section 3.2            Confidentiality. From and after the Termination, subject to Section 3.3 with respect to public announcements, except as may be required by applicable Law, Governmental Order or court process, without the prior written consent of MMAC, HIM shall, and shall cause its controlled Affiliates and subsidiaries to, hold, and shall use its reasonable best efforts to cause its and their respective Representatives to hold in confidence and not use for any purpose whatsoever (including for its own benefit or for the benefit of any third party) any and all information, whether written or oral, concerning the Business or MMAC or its Subsidiaries, except to the extent that such information: (a) is or becomes generally available to and known by the public through no fault of HIM, any of its subsidiaries or controlled Affiliates or its or their respective Representatives; or (b) is lawfully acquired by HIM, any of its subsidiaries or controlled Affiliates or its or their respective Representatives from and after the Termination from sources which are not known by HIM to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If HIM, any of its subsidiaries or any of its or their controlled Affiliates or its or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, HIM shall promptly notify MMAC in writing, to the extent legally permissible, and shall disclose only that portion of such information which HIM is advised by its counsel in writing is legally required to be disclosed; provided, that, if requested by MMAC, HIM shall, and shall cause its subsidiaries, controlled Affiliates and its and their respective Representatives to cooperate in all reasonable respects with MMAC’s efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such information. For purposes of this Section 3.2, Representatives shall not include stockholders, equity holders or members who are not otherwise covered within another category of Persons under the definition of Representatives.

Section 3.3            Public Announcements. Each of HIM and MMAC agrees that the initial press release with respect to this Agreement and the transactions contemplated hereby shall be in the form set forth on Exhibit A hereto, subject to such changes as may be mutually agreed to by MMAC and HIM (the “Announcement”). Thereafter, each of HIM and MMAC agrees and acknowledges that it will, and will cause its controlled Affiliates to, consult with the other party before issuing, and give the other party the opportunity to review and comment upon, and agree to the terms of, any press release or other public statement before making any such public statements, in each case, with respect to this Agreement, MMAC or HIM, and shall not, and shall cause its controlled Affiliates not to, issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Law, Governmental Order, court process or the rules and regulations of any national securities exchange, or national securities quotation system (collectively, “Required Announcements and Filings”). For the avoidance of doubt, this Section 3.3 shall not apply to any of the transactions contemplated by the Merger Agreement other than the transactions specifically contemplated by this Agreement.

Article IV
Representations and warranties of HIM

HIM represents and warrants to MMAC that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.1            Organization and Qualification of HIM. HIM is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. There are no bankruptcy, insolvency, reorganization or arrangement proceedings commenced (or, to HIM’s Knowledge, threatened) by any Person, or pending that involve HIM or its controlled Affiliates.

Section 4.2            Authority of HIM and Enforceability. HIM has full limited liability company power and authority to execute, deliver and perform this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby (including, for the avoidance of doubt, the Termination). The execution, delivery and performance by HIM of this Agreement and the consummation by HIM of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of HIM, and no other limited liability company action on the part of HIM or its board of directors or managers, management committee, members or any equity holder is necessary to authorize the execution, delivery and performance by HIM of this Agreement. This Agreement has been duly executed and delivered by HIM and, assuming due execution and delivery by each other party hereto, constitutes the legal, valid and binding obligation of HIM, enforceable against HIM in accordance with its terms, subject to the Enforceability Exceptions. The entry into this Agreement does not violate any of the applicable provisions of the Investment Company Act or the Investment Advisers Act.

Section 4.3            Non-Contravention. The execution, delivery and performance by HIM of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or result in a violation or breach of, or default under (or an event which, with the giving of notice or the passage of time, or both, would constitute a breach), require any consent, authorization, approval or exemption by, any Person under, or give to others any rights of termination or amendment under, any provision of the certificate of formation, limited liability company agreement or other organizational documents of HIM; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to HIM; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, or create in any party, the right to accelerate, terminate, modify or cancel any Contract to which HIM is a party, or by which any of its assets or properties may be bound or affected and which has not been obtained on or prior to the date hereof.

Section 4.4            Legal Proceedings; Indemnification Claims.

(a)               There are no Actions pending or, to HIM’s Knowledge, threatened against HIM or any of its assets, properties or businesses by any Person that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)               As of the date hereof, (i) there is no pending claim for indemnification for indemnifiable Losses (as defined in the Management Agreement) under which any Manager Indemnified Party (as defined in the Management Agreement) is seeking indemnification from MMAC under Section 8 of the Management Agreement nor (ii) to HIM’s Knowledge, is there a claim ripe for indemnification under Section 8 of the Management Agreement for indemnifiable Losses that exists as of the date hereof that HIM has not submitted to MMAC for indemnification.

Section 4.5            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HIM.

Article V
Representations and warranties of MMAC

MMAC represents and warrants to HIM that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.1            Organization and Qualification of MMAC. MMAC is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2            Authority of MMAC and Enforceability. MMAC has full corporate power and authority to execute, deliver and perform this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by MMAC of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of MMAC, and, subject to the consummation of the Merger pursuant to the Merger Agreement, no other corporate action on the part of MMAC or its board of directors, members or any equity holder is necessary to authorize the execution, delivery and performance by MMAC of this Agreement. This Agreement has been duly executed and delivered by MMAC and, assuming due execution and delivery by each other party hereto, constitutes the legal, valid and binding obligation of MMAC, enforceable against MMAC in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3            Non-Contravention. The execution, delivery and performance by MMAC of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or result in a violation or breach of, or default under (or an event which, with the giving of notice or the passage of time, or both, would constitute a breach), require any consent, authorization, approval or exemption by, any Person under, or give to others any rights of termination or amendment under, any provision of the certificate of incorporation, bylaws or other organizational documents of MMAC; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to MMAC; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of, or create in any party, the right to accelerate, terminate, modify or cancel any Contract to which MMAC is a party, or by which any of its assets or properties may be bound or affected and which has not been obtained on or prior to the date hereof.

Section 5.4            Legal Proceedings. There are no Actions pending or, to MMAC’s Knowledge, threatened against MMAC or any of its assets, properties or businesses by any Person that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.5           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of MMAC, which would give rise to any Liability of HIM after the Termination.1

Article VI

Miscellaneous

Section 6.1            Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 6.2            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with non-automated confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.2):

If to HIM:	Hunt Investment Management, LLC
c/o Hunt Companies, Inc.
980 North Michigan Avenue, Suite 1150
Chicago, Illinois 60611
Attention: Kara E. Harchuck, General Counsel
	Email:	kara.harchuck@huntcompanies.com

If to MMAC:	MMA Capital Holdings, Inc.
3600 O’Donnell Street, Suite 600
Baltimore, Maryland 21224
Attention: Gary A. Mentesana, Chief Executive Office
Paul Donnelly, General Counsel
	Email:	gary.mentesana@huntcompanies.com
paul.donnelly@huntcompanies.com

Section 6.3            Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

Section 6.4            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.5            Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.6            Schedules and Exhibits.

(a)               Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof shall be deemed to have been disclosed for all purposes of this Agreement, in response to all representations, warranties or covenants in this Agreement, solely to the extent the applicability of such matter, information or item disclosed is apparent based on a plain reading of such disclosure without reference to extrinsic documentation.

(b)               The Schedules and Exhibits hereto are hereby incorporated into this Agreement, and are hereby made a part hereof as if set out in full in this Agreement.

Section 6.7            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.8            No Third-Party Beneficiaries. Except as specifically set forth in the next sentence, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Each released Person in Section 2.2 or Section 2.3 shall be a third party beneficiary of Section 2.2 or Section 2.3 (as applicable) and shall be entitled to the rights and benefits of Section 2.2 or Section 2.3 (as applicable) and may enforce the provisions thereof as if a party to this Agreement.

Section 6.9            Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding anything to the contrary herein, this Agreement may not be amended, modified or supplemented, or any waiver granted under this Agreement, without the prior written consent of Parent.

Section 6.10        Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

Section 6.11        Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in, or in connection with, this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of New York.

Section 6.12        Consent to Jurisdiction and Service of Process.

(a)               Each of the parties irrevocably and unconditionally agrees that any Action arising out of or relating to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by another party or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the United States District Court for the District of Delaware. Each of the parties irrevocably submits with regard to any Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.12, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties also agrees that any final, non-appealable judgment against a party in connection with any Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(b)               Each of the parties consents to service being made through the notice procedures set forth in Section 6.2 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 6.2 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated by this Agreement. Nothing in this Section 6.12 shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 6.13     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT, AND THE OTHER PARTIES HERETO, HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.14        Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity, and the parties hereby waive any requirement for the posting of any bond or similar collateral in connection herewith. In the event that any Action should be brought in equity to enforce any of the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy under applicable Law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 6.15        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.16        Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party or of any Affiliate of any party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HUNT INVESTMENT MANAGEMENT, LLC

By:	/s/ James C. Hunt
Name: James C. Hunt
Title: Chief Executive Officer

[Signature Page to Termination Agreement]

MMA CAPITAL HOLDINGS, INC.

By:	/s/ Gary A. Mentesana
Name: Gary A. Mentesana
Title: Chief Executive Officer

[Signature Page to Termination Agreement]